Exhibit 99.1


--------------------------------------------------------------------------------
NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
--------------------------------------------------------------------------------

For immediate release

Media contact for Nelnet: Sheila Odom, 402.458.2329
Investor contact for Nelnet: Cheryl Watson, 317.469.2064

Nelnet to acquire LoanSTAR Funding Group and related servicing assets of LoanSTAR Systems

Lincoln, Neb., October 3, 2005 - Nelnet, Inc. (NYSE: NNI) announced today that it has entered into an agreement with the Greater Texas Foundation to acquire the outstanding stock of its wholly-owned student loan subsidiary LoanSTAR Funding Group, Inc., a prominent Texas-based secondary market and loan originator. The transaction includes the acquisition of LoanSTAR Funding Group's student loan portfolio of approximately $850 million, primarily originated under the Federal Family Education Loan Program (FFELP) of the U.S. Department of Education, and related debt, as well as the company's sales and marketing operations.

In addition, Nelnet agreed to purchase the servicing assets, including the student loan servicing operations in Bryan, Texas, of LoanSTAR Systems, Inc., a Texas-based non-profit corporation. LoanSTAR Systems services approximately $500 million of the LoanSTAR Funding Group's student loan portfolio and has earned the U.S. Department of Education's Exceptional Performance designation for its servicing quality. The cash transaction is expected to close in the fourth quarter of 2005, subject to normal regulatory approval and closing conditions.

Headquartered in Bryan, Texas, LoanSTAR has provided students and families with affordable access to college for more than 23 years. It is recognized as a premier education finance administrator, providing technology-driven student loan origination, servicing, and other financial aid products and services to customers across the Sunbelt region, with a particular focus on the Texas market. The company works with more than 40 lenders and more than 200 schools to provide education financing solutions nationwide.

"Nelnet is excited to join forces with this exceptional Texas-based student loan provider," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "Recently, Nelnet has increased our presence in the Texas market with the addition of an office in San Antonio. This acquisition is further demonstration of our commitment to the students, schools, and lenders in the state."

Upon closing of the transaction, LoanSTAR Funding Group will become a wholly-owned subsidiary of Nelnet and retain its brand identity, including its CollEDGE national brand. Ralph Rushing, President of LoanSTAR Funding Group, and Bill Jeffery, President of LoanSTAR Systems, will continue to lead the respective operations and their more than 100 employees.

"Nelnet and LoanSTAR are a terrific complement to each other," said Rushing. "We share a vision of helping students pay for college and will combine our local know-how with the resources and products of a national lender--it will be great for students, schools, and lenders."

"The transaction proceeds will provide the Greater Texas Foundation additional resources to continue its charitable purposes," said Dr. John Moss, Chairman of Greater Texas Foundation. "The foundation is a public charity that has provided more than $ 3.5 million for scholarships, educational outreach, teacher certification programs, and community support to organizations and institutions of higher learning to assist them in removing barriers for Texas students seeking a higher education." Houlihan Lokey Howard & Zukin acted as financial advisors to the Greater Texas Foundation and LoanSTAR Systems.

                                       ###

About Nelnet

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $15.7 billion as of June 30, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the reported acquisition transaction and the ability to complete the transaction, the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate operations, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.